Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Northwest Biotherapeutics, Inc. on Form S-3 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 2, 2019, with respect to our audits of the consolidated financial statements of Northwest Biotherapeutics, Inc. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, and our report dated April 2, 2019 with respect to our audit of the effectiveness of internal control over financial reporting of Northwest Biotherapeutics, Inc. as of December 31, 2018. Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses, which report appears in the Annual Report on Form 10-K of Northwest Biotherapeutics, Inc. for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

October 18, 2019